                                                                      EXHIBIT 11

                     CAL FED BANCORP INC. AND SUBSIDIARIES

              COMPUTATION OF NET EARNINGS (LOSS) PER COMMON SHARE
              (DOLLARS IN MILLIONS, EXCEPT PER COMMON SHARE DATA)

                                   FOR THE THREE MONTHS    FOR THE NINE MONTHS
                                    ENDED SEPTEMBER 30,    ENDED SEPTEMBER 30,
                                   ---------------------- ---------------------
                                      1996        1995       1996       1995
                                   ----------  ---------- ---------- ----------
PRIMARY NET (LOSS) EARNINGS PER
 COMMON SHARE:
 (Loss) earnings before dividends
  on preferred stock of
  subsidiary...................... $    (24.3) $     31.9 $     49.3 $     68.3
 Less: Dividends on preferred
  stock of subsidiary.............        4.6         6.4       18.9       19.2
                                   ----------  ---------- ---------- ----------
 Net (loss) earnings available for
  common stockholders, as adjusted
  for calculation of primary net
  (loss) earnings per common
  share........................... $    (28.9) $     25.5 $     30.4 $     49.1
                                   ==========  ========== ========== ==========
 Weighted average number of common
  shares outstanding.............. 49,412,545  49,199,511 49,363,385 49,199,200
 Dilutive effect of outstanding
  stock options...................         --     747,109    783,833    608,112
                                   ----------  ---------- ---------- ----------
 Weighted average number of
  shares, as adjusted for
  calculation of primary net
  (loss) earnings per common
  share........................... 49,412,545  49,946,620 50,147,218 49,807,312
                                   ==========  ========== ========== ==========
  Primary net (loss) earnings per
   common share................... $    (0.58) $     0.51 $     0.61 $     0.99
                                   ==========  ========== ========== ==========
FULLY-DILUTED NET (LOSS) EARNINGS
 PER COMMON SHARE:
 Net (loss) earnings available for
  common stockholders, as adjusted
  for calculation of fully-diluted
  net (loss) earnings per common
  share........................... $    (28.9) $     25.5 $     30.4 $     49.1
 Add: Interest on convertible
  preferred stock, Series A.......         --         1.8         --         --
                                   ----------  ---------- ---------- ----------
 Net (loss) earnings available for
  common stockholders, as
  adjusted, for calculation of
  fully-diluted net (loss)
  earnings per common share....... $    (28.9) $     27.3 $     30.4 $     49.1
                                   ==========  ========== ========== ==========
 Weighted average number of common
  shares outstanding.............. 49,412,545  49,199,511 49,363,385 49,199,200
 Dilutive effect of outstanding
  stock options...................         --     821,088    890,526    821,088
 Shares issuable from assumed
  exercise of convertible
  preferred stock, Series A.......         --   4,637,897         --         --
                                   ----------  ---------- ---------- ----------
 Weighted average number of
  shares, as adjusted for
  calculation of fully-diluted net
  (loss) earnings per common
  share........................... 49,412,545  54,658,496 50,253,911 50,020,288
                                   ==========  ========== ========== ==========
  Fully-diluted net (loss)
   earnings per common share...... $    (0.58) $     0.50 $     0.60 $     0.98
                                   ==========  ========== ========== ==========


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